Exhibit 99.1

ATLANTIC AMERICAN REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 12, 2017 - Atlantic American Corporation (Nasdaq- AAME) today reported a first quarter 2017 net loss of $0.2 million, or $0.02 per common share, as compared to net income of $0.9 million, or $0.04 per common share, in the first quarter of 2016.  Realized investment gains during the first quarter of 2017 were $0.9 million as compared to $0.8 million in the first quarter of 2016.  The net loss was attributable to higher than expected levels of claims in both life and health lines of business.  Most notable were the early season Medicare Supplement Part B deductible reimbursements on new business which have not yet been through an annual earnings cycle.  Total insurance premiums for the quarter ended March 31, 2017 increased 6.0% to $40.8 million as compared to $38.5 million in the first quarter of 2016; while Medicare Supplement premiums increased 14.1% during the comparable period to $23.9 million from $20.9 million.  Total revenues were $43.9 million for the quarter ended March 31, 2017 as compared to $41.7 million for the quarter ended March 31, 2016.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We continue to move forward with great optimism and confidence in our business strategies.  Our Worksite/Group division was officially launched in the first quarter and is experiencing an encouraging level of sales.  Our Individual division has recently released a new hospital indemnity product that we feel will have high market acceptance.  Diversification of our sales portfolio continues to be a primary focus.  We expect that the increased level of Medicare supplement benefit expenses and life insurance claims we experienced in the first quarter will moderate naturally and historically, thus allowing us to return to expected levels of profitability throughout the remainder of the year.  Our property and casualty operations continue to perform well and we look forward to better quarters in the balance of the year.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2017	2016
Insurance premiums
Life and health	$27,691	$24,733
Property and casualty	13,091	13,725
Investment income	2,159	2,507
Realized investment gains, net	883	752
Other income	35	30

Total revenue	43,859	41,747

Insurance benefits and losses incurred
Life and health	21,713	16,911
Property and casualty	8,284	7,914
Commissions and underwriting expenses	10,614	11,827
Interest expense	409	373
Other expense	3,186	3,346

Total benefits and expenses	44,206	40,371

Income (loss) before income taxes	(347)	1,376
Income tax expense (benefit)	(126)	478

Net income (loss)	$(221)	$898

Earnings (loss) per common share (basic and diluted)	$(0.02)	$0.04

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(221)	$898
Income tax expense (benefit)	(126)	478
Realized investment gains, net	(883)	(752)

Operating income (loss)	$(1,230)	$624

Selected Balance Sheet Data	March 31, 2017	December 31, 2016

Total cash and investments	$255,119	$257,429
Insurance subsidiaries	231,870	235,499
Parent and other	23,249	21,930
Total assets	312,914	318,600
Insurance reserves and policyholder funds	158,403	162,679
Debt	33,738	33,738
Total shareholders' equity	106,981	105,506
Book value per common share	4.97	4.89
Statutory capital and surplus
Life and health	31,048	33,430
Property and casualty	42,349	41,489